UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MISSION WEST PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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On November 27, 2012, Mission West Properties, Inc. (“Mission West” or the “Company”) filed a definitive proxy statement dated November 27, 2012 (the “Proxy Statement”) in connection with a Special Meeting of Stockholders to be held on December 13, 2012, at 10:00 a.m., Pacific Time, at Mission West’s principal executive offices at 10050 Bandley Drive, Cupertino, California 95014, at which our stockholders will be asked to consider and vote on three proposals that, if approved, will result in the liquidation and dissolution of Mission West (collectively, the “Transactions”). The first proposal is to approve the recapitalization of Mission West’s six operating partnerships. The second proposal is to approve the sale of substantially all of Mission West’s assets to a third party following the recapitalization. The third proposal is to approve the liquidation of Mission West.

On December 3, 2012, a purported class action lawsuit (the “Class Action Lawsuit”) was filed by plaintiff Fundamental Partners in the Superior Court of California, Santa Clara County against the Company, its officers and directors, Divco West Acquisitions, LLC (“Divco”), TPG Capital L.P. (“TPG”) and M West Holdings, L.P. (“M West Holdings”). The complaint alleges, among other things, that (1) Mission West’s directors breached their fiduciary duties, (2) Mission West’s directors breached their fiduciary duty of disclosure causing Mission West to make materially inadequate disclosures and by omitting material information and (3) Divco, TPG and M West Holdings purportedly aided and abetted fiduciary breaches by Mission West’s directors. The complaint seeks, among other things, an injunction enjoining defendants from consummating the Transactions until additional disclosures are made, compensatory and rescissory damages, interests, and costs and fees.

These Definitive Additional Materials are being filed pursuant to a memorandum of understanding (the “MOU”) regarding the settlement of the Class Action Lawsuit. These Definitive Additional Materials supplement the disclosures made in the Proxy Statement, and should be read together with the Proxy Statement. To the extent this information differs from or updates information contained in the Proxy Statement, these Definitive Additional Materials are more current. Any defined terms used but not defined herein shall have the meanings set forth in the Proxy Statement.

These supplemental disclosures to the Proxy Statement are dated December 7, 2012.

SUPPLEMENT TO PROXY STATEMENT

The Transactions — Background of the OP Recapitalization and the Asset Sale

The first full paragraph on page 23 of the Proxy Statement contains disclosure regarding a meeting between the Independent Directors Committee and Stifel Nicolaus on May 22, 2012. That disclosure is hereby supplemented to state that in discussing the fairness of the consideration to be received by the Unaffiliated Stockholders relative to the consideration that, based on the current proposed transaction structure, might be received or retained by the holders of limited partnership interest, the Independent Directors Committee considered the fact that the Buyer was not interested in purchasing the Retained Properties and the estimated values of respective properties.

The ninth full paragraph on page 24 of the Proxy Statement is hereby supplemented to clarify that the discussions between Mr. Berg and Tenants A and B related to Mr. Berg’s proposal that Tenants A and B purchase their respective properties for our proposed price, the fact that Tenant A had indicated they would make a counter-proposal but had continually failed to do so and the fact that Tenant B had engaged in numerous conversations with Mr. Berg but had not indicated a willingness to purchase their properties.

A new paragraph was added following the eleventh full paragraph on page 24 of the Proxy Statement to state that on July 25, 2012, Colliers provided the Property Appraisals to Mission West after seeking approval from the Independent Directors Committee so that Colliers could ask questions of Messrs. Berg and Marino in relation thereto.

The first full paragraph on page 27 of the Proxy Statement is supplemented to clarify that Mr. Berg and Stifel Nicolaus discussed with the details of the bids from Company B, Company C and Company D and the current value of these bids, which were considerations with respect to Stifel Nicolaus’ bid analysis.

The fourth full paragraph on page 27 of the Proxy Statement is supplemented to clarify that in comparing the last proposals from each of the Finalists these proposals were adjusted to take into account the company’s operations, as well as its dividends and outstanding debt balances since such bids were received.

The second full paragraph on page 28 of the Proxy Statement is supplemented to clarify that Stifel Nicolaus and Mr. Berg discuss a variety of matters including price, the bidding process, their analysis of the bid from Company D as well as comparisons of the bids from Company B, Company C and Company D, the status of Mr. Berg’s discussions with Tenants A and B, and tax considerations with respect to the structure of the Transactions.

The Transactions — Opinion of Stifel, Nicolaus & Company, Incorporated, Financial Advisor to the Independent Directors Committee

The fourth bullet in the first full paragraph on page 38 of the Proxy Statement is supplemented to clarify that the information reviewed by Stifel Nicolaus was property-level financial analyses and balance sheet and expense forecasts.

The second full paragraph and related table under “Precedent REIT Transaction Analysis” on page 42 of the Proxy Statement is replaced in its entirety with the following:

Stifel Nicolaus analyzed premiums paid relative to the average closing stock price for the periods 10 days, 30 days, 60 days and 90 days prior to announcement for the transactions listed above. The high, low and mean premium paid at each of the periods was as follows:

Premium Paid	High	Low	Mean
10 Prior Trading Days	24.9%	4.9%	12.3%
30 Prior Trading Days	21.4%	7.1%	13.5%
60 Prior Trading Days	26.6%	7.2%	16.6%
90 Prior Trading Days	32.2%	9.2%	18.5%

When applied to our respective share prices, the range of premiums paid in the preceding table implied the following per share values of our common stock:

Implied Per Share Value	High	Low	Mean
10 Prior Trading Days	$9.60	$8.07	$8.64
30 Prior Trading Days	$9.25	$8.17	$8.65
60 Prior Trading Days	$9.63	$8.16	$8.87
90 Prior Trading Days	$10.03	$8.28	$8.99

The disclosure set forth under “Discounted Cash Flow Analysis” beginning on page 42 of the Proxy Statement is replaced in its entirety with the following:

Stifel Nicolaus performed a discounted cash flow analysis for us based on projections and assumptions (inclusive of consolidated joint ventures) provided by our management for free cash flow through the period ended October 31, 2016 and net operating income through the period ended October 31, 2017 appearing below. These projections and assumptions provided by our management were in the form of property level operating forecasts and projections.

	October 31,
($ in thousands)	2013	2014	2015	2016	2017
Scheduled Base Rental Revenue	$81,396	$85,127	$99,265	$109,390	$17,786
Total Reimbursement Revenue	20,424	21,856	24,087	26,351	28,173
Amortized Rent	2,931	2,304	67	67	67

Total Potential Gross Revenue	104,751	109,287	123,419	135,808	146,026
General Vacancy	(1,350)	(1,792)	(1,949)	(3,876)	(4,375)

	October 31,
($ in thousands)	2013	2014	2015	2016	2017
Effective Gross Revenue	103,401	107,495	121,470	131,931	141,650
Total Operating Expenses	27,788	28,537	29,452	30,335	31,226

Property Net Operating Income	75,613	78,958	92,018	101,597	110,425
Less: General and Administrative	2,897	2,984	3,073	3,166	3,261
Less: Total Leasing & Capital Costs	18,873	12,434	28,984	9,254	32,210

Unlevered Fee Cash Flow from Real Estate Holdings	$53,843	$63,540	$59,961	$89,177	$74,955

Stifel Nicolaus calculated a range of terminal values of $1.04 to $1.21 billion for us at October 31, 2016 by applying a range of capitalization rates from 7.0% to 7.75% to the forward 12-month net operating income through October 31, 2017. The terminal value was derived from historical data for comparable sales from published sources, discussions with management, and an evaluation of market data from various market data and brokerage services companies. The terminal capitalization rates applied were based on the assumption of a stabilized portfolio for the 12 month period ended October 31, 2017. The projected annual cash flows and range of terminal values were then discounted to present values using a range of cost of capital discount rates from 9.5% to 11.5% reflecting a weighted average cost of capital calculation using standard valuation techniques. The sum of the present value of future cash flows combined with the terminal value was then added to cash and cash equivalents, the present value of our notes receivable from property sales, land values as concluded in the Property Appraisals, and our equity in unconsolidated joint ventures. From this amount, Stifel Nicolaus reduced the gross value by total debt outstanding pro forma for the period ended October 31, 2012 as provided by our management and divided this figure by the fully diluted shares and LP Units outstanding. This analysis concluded a valuation range of $8.39 per share to $10.12 per share.

In third full paragraph on page 43 of the Proxy Statement is supplemented to clarify that Mission West believes that any additional financial advisory fee payable upon the closing the of the Transactions will not exceed $500,000.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the Transactions, Mission West filed the Proxy Statement and a form of proxy with the Securities and Exchange Commission (the “SEC”) on November 27, 2012, and the Proxy Statement and a form of proxy were mailed to the stockholders of record of Mission West at the close of business on November 2, 2012. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF MISSION WEST ARE URGED TO READ THE PROXY STATEMENT AS SUPPLEMENTED BY THE DISCLOSURES IN THIS DOCUMENT CAREFULLY.

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained herein speaks only as of the date indicated on the cover unless the information specifically indicates that another date applies.

The information contained herein does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of the information herein should not create an implication that there has been no change in our affairs since the date hereof or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained in the Proxy Statement as supplemented hereby. We have not authorized anyone to provide information that is different from that contained in the Proxy Statement as supplemented hereby.

If you have questions about the Special Meeting or the Transactions, or if you would like additional copies of the Proxy Statement or the proxy card, you should contact Mission West Properties, Inc., 10050 Bandley Drive, Cupertino, California 95014, Attention: Corporate Secretary or call us at (408) 725-0700.